Exhibit 99.1

Contact:

Robert A. Ramirez, CFO – (305) 375-8005 or rramirez@thehackettgroup.com

The Hackett Group Announces Fourth Quarter and Fiscal Year Results

•	Q4 revenue of $34.6 million and pro forma diluted net loss per share of ($0.02)

•	Q1 revenue guidance of $43.0 million to $45.0 million, which represents organic sequential growth of approx. 13%

•	Stock repurchase program expanded by additional $5.0 million

Miami, FL – February 23, 2010 – The Hackett Group, Inc. (NASDAQ: HCKT), a global strategic advisory firm, today announced its financial results for the fourth quarter and fiscal year, which ended January 1, 2010.

Fourth quarter 2009 revenue was $34.6 million, a 29% decrease from the same period in 2008. Pro forma diluted net loss per share was ($0.02) in the fourth quarter of 2009, as compared to pro forma diluted net earnings per share of $0.10 in the fourth quarter of 2008. Fourth quarter 2009 earnings were unfavorably impacted by approximately $0.04 due to losses recognized on a technology implementation project. Pro forma information is provided to enhance the understanding of the Company’s financial performance and is reconciled to the Company’s GAAP information in the accompanying tables.

GAAP diluted net loss per share was ($0.22) in the fourth quarter of 2009, as compared to diluted net earnings per share of $0.14 in the fourth quarter of 2008. GAAP net loss for the fourth quarter of 2009 includes $5.9 million, or $0.15 per dilutive share, for restructuring and other one-time charges, relating to the acquisition of Archstone Consulting which we announced in November 2009.

Fiscal year 2009 revenue was $142.7 million, a decrease of 26% from the previous fiscal year. Pro forma diluted net earnings per share for 2009 was $0.05, as compared to $0.33 in fiscal year 2008. GAAP diluted net loss per share in fiscal 2009 was ($0.18), as compared to net earnings per share of $0.43 in the previous fiscal year. GAAP net loss for 2009 includes acquisition-related restructuring and one-time charges of $5.9 million, non-cash stock compensation expense of $3.0 million, and amortization expense of $1.1 million.

At the end of the fourth quarter of 2009, the Company’s cash balances were $16.5 million. During the fourth quarter of 2009, the Company repurchased approximately 1.1 million shares of its common stock at $2.78, for a total cost of $2.9 million. For the fiscal year 2009, the Company repurchased approximately 2.6 million shares at an average price of $2.43, for a total cost of approximately $6.4 million. On February 19, 2010, the Board of Directors authorized an additional $5.0 million increase to the share buyback program, bringing the total remaining authorization to approximately $5.5 million.

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“Although 2009 proved to be a very challenging year, we believe the prospects for our business are improving noticeably as we start 2010,” stated Ted A. Fernandez, Chairman & CEO of The Hackett Group. “Our acquisition of Archstone Consulting has expanded our ability to serve clients across the entire enterprise. We are also pleased that we added this expanded capability with limited dilution as a result of our active repurchase activity throughout 2009.”

Based on the current economic outlook, the Company estimates total revenue for the first quarter of 2010 to be in the range of $43.0 million to $45.0 million, and estimates pro forma diluted net earnings per share to be in the range of $0.03 to $0.05.

Other Highlights

NRI Alliance – Hackett announced a strategic alliance with the consulting division of the Nomura Research Institute, Ltd (NRI), a $3.5 billion company that is one of Japan’s largest consultancies. As part of the alliance, in 2010 the two companies will launch a Hackett benchmarking services offering in Japan, China, Taiwan, South Korea, Philippines, and Indonesia. The relationship provides NRI with exclusive rights to position, sell and execute Hackett benchmark services in Japan, and non-exclusive rights in the other countries. NRI has formed a dedicated Benchmark Solutions sales team to position and sell Hackett benchmarks in these geographies.

Jobless Recovery Research – Hackett’s research found that the increase in job losses is being driven by a number of factors, including the lack of economic growth, deep cuts in response to budget pressures, improvements in productivity and automation, and the increased use of offshore labor resources.

Talent Maturity Research – New research from Hackett found that companies with more mature Talent Management capabilities reap stronger bottom-line benefits, including earnings that are 18% higher than typical Global 1000 companies. The study, which examined the performance at more than 60 companies over a three-year period, found that in addition to higher earnings, leaders saw significantly improved net profit margin and greater return on equity and assets.

Learn.com Alliance – Hackett and Learn.com, the leader in on-demand workforce development and productivity, announced a global implementation alliance. Under the terms of the alliance agreement, Hackett will be the preferred provider of global implementation services for the Learn.com’s LearnCenter® platform, the world’s most popular learning and talent management suite. Hackett will offer full life-cycle implementation services and consulting for global enterprises inside and outside of the United States.

At 5:00 P.M. ET on Tuesday, February 23, 2010 the senior management of The Hackett Group, Inc. will host a conference call to discuss fourth quarter earnings results for the period ending January 1, 2010.

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The number for the conference call is (800) 857-9601, [Passcode: Fourth Quarter, Leader: Ted A. Fernandez]. For International callers, please dial (210) 234-8000.

Please dial in at least 5-10 minutes prior to start time. If you are unable to participate on the conference call, a rebroadcast will be available beginning at 8:00 P.M. ET on Tuesday, February 23, 2010 and will run through 5:00 P.M. ET on Tuesday, March 9, 2010. To access the rebroadcast, please dial (866) 479-2458. For International callers, please dial (203) 369-1533.

In addition, The Hackett Group will also be webcasting this conference call live through the StreetEvents.com service. To participate, simply visit http://www.thehackettgroup.com approximately 10 minutes prior to the start of the call and click on the conference call link provided. An online replay of the call will be available after 8:00 P.M. ET on Tuesday, February 23, 2010 and will run through 5:00 P.M. ET on Tuesday, March 9, 2010. To access the call, visit http://www.thehackettgroup.com or http://www.streetevents.com.

About The Hackett Group, Inc.

The Hackett Group, Inc. (NASDAQ: HCKT), a global strategic advisory firm, is a leader in best practice advisory, benchmarking, and enterprise transformation consulting services, including shared services, offshoring and outsourcing implementation. Utilizing best practices and implementation insights from more than 4,000 benchmarking engagements, executives use The Hackett Group’s empirically-based approach to quickly define and implement initiatives to enable world-class performance. Through its REL group, The Hackett Group offers working capital solutions focused on delivering significant cash flow improvements. Through its Archstone Consulting group, The Hackett Group offers Strategy & Operations in the Consumer and Industrial Products, Pharmaceutical, Manufacturing and Financial Services industry sectors. Through its Hackett Technology Solutions group, The Hackett Group offers business application consulting services that help maximize returns on IT investments. The Hackett Group has worked with 2,700 major corporations and government agencies, including 97% of the Dow Jones Industrials, 73% of the Fortune 100, 73% of the DAX 30 and 50% of the FTSE 100.

Founded in 1991, The Hackett Group was acquired by Answerthink, Inc. in 1997. Answerthink was renamed The Hackett Group, Inc. in 2008. The Hackett Group has global offices in the United States, Europe and Asia/Pacific.

More information on The Hackett Group is available: by phone at (770) 225-7300; by e-mail at info@thehackettgroup.com; or on the Web at www.thehackettgroup.com.

# # #

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risks, uncertainties and other factors that may cause The Hackett Group’s actual results, performance or achievements to be materially different

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from the results, performance or achievements expressed or implied by the forward-looking statements. Factors that impact such forward-looking statements include, among others, the ability of our products, services, or practices mentioned in this release to deliver the desired effect, our ability to effectively integrate acquisitions into our operations, our ability to retain existing business, our ability to attract additional business, our ability to effectively market and sell our product offerings and other services, the timing of projects and the potential for contract cancellations by our customers, changes in expectations regarding the information technology industry, our ability to attract and retain skilled employees, possible changes in collections of accounts receivable, risks of competition, price and margin trends, foreign currency fluctuations, changes in general economic conditions and interest rates as well as other risks detailed in our Company’s Annual Report on Form 10-K for the most recent fiscal year filed with the Securities and Exchange Commission. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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The Hackett Group, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Quarter Ended		Twelve Months Ended
	January 1, 2010	January 2, 2009	January 1, 2010	January 2, 2009
Revenue:
Revenue before reimbursements	$30,959	$43,846	$129,019	$173,217
Reimbursements	3,606	4,909	13,681	18,884

Total revenue	34,565	48,755	142,700	192,101

Costs and expenses:
Cost of service:
Personnel costs before reimbursable expenses (includes $673 and $324 and $2,204 and $1,234 of stock compensation expense in the quarters and twelve months ended January 1, 2010 and January 2, 2009, respectively)	22,329	24,034	84,407	96,844
Reimbursable expenses	3,606	4,909	13,681	18,884

Total cost of service	25,935	28,943	98,088	115,728
Selling, general and administrative costs (includes $240 and $646 and $800 and $2,824 of stock compensation expense in the quarters and twelve months ended January 1, 2010 and January 2, 2009, respectively)	12,110	14,206	46,215	58,474
Restructuring costs	5,437	—	5,437	—

Total costs and operating expenses	43,482	43,149	149,740	174,202

(Loss) income from operations	(8,917)	5,606	(7,040)	17,899
Other income (expense):
Interest income	9	54	51	442
Loss on marketable investments	—	—	(35)	—

(Loss) income before income taxes	(8,908)	5,660	(7,024)	18,341
Income tax (benefit) expense	(281)	212	(212)	465

Net (loss) income	$(8,627)	$5,448	$(6,812)	$17,876

Basic net (loss) income per common share:
Net (loss) income per common share	$(0.22)	$0.14	$(0.18)	$0.44
Weighted average common shares outstanding	38,973	38,936	38,240	40,471

Diluted net (loss) income per common share:
Net (loss) income per common share	$(0.22)	$0.14	$(0.18)	$0.43
Weighted average common and common equivalent shares outstanding	38,973	39,786	38,240	41,498

Pro forma data (1):
(Loss) income before income taxes	$(8,908)	$5,660	$(7,024)	$18,341
Acquisition-related costs	505	—	505	—
Stock compensation expense	913	970	3,004	4,058
Restructuring costs	5,437	—	5,437	—
Amortization of intangible assets	555	164	1,058	732

Pro forma (loss) income before income taxes	(1,498)	6,794	2,980	23,131
Pro forma income tax (benefit) expense	(599)	2,718	1,192	9,252

Pro forma net (loss) income	$(899)	$4,076	$1,788	$13,879

Pro forma basic net (loss) income per common share	$(0.02)	$0.10	$0.05	$0.34
Weighted average common shares outstanding	38,973	38,936	38,240	40,471

Pro forma diluted net (loss) income per common share	$(0.02)	$0.10	$0.05	$0.33
Weighted average common and common equivalent shares outstanding	38,973	39,786	39,046	41,498

(1)	The Company provides pro forma earnings results (which exclude acquisition-related costs, restructuring costs, amortization of intangible assets and stock compensation expense, and include a normalized tax rate) as a complement to results provided in accordance with Generally Accepted Accounting Principles (GAAP). These non-GAAP results are provided to enhance the overall users’ understanding of the Company’s current financial performance and its prospects for the future. The Company believes the non-GAAP results provide useful information to both management and investors by excluding certain expenses that it believes are not indicative of its core operating results. The non-GAAP measures are included to provide investors and management with an alternative method for assessing operating results in a manner that is focused on the performance of ongoing operations and to provide a more consistent basis for comparison between quarters. Further, these non-GAAP results are one of the primary indicators management uses for planning and forecasting in future periods. In addition, since the Company has historically reported non-GAAP results to the investment community, it believes the continued inclusion of non-GAAP results provides consistency in its financial reporting. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with GAAP.

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The Hackett Group, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	January 1, 2010	January 2, 2009

ASSETS
Current assets:
Cash and cash equivalents	$15,004	$32,060
Marketable investments	—	1,727
Accounts receivable and unbilled revenue, net	28,653	25,481
Prepaid expenses and other current assets	2,683	3,021

Total current assets	46,340	62,289

Restricted cash	1,475	600
Property and equipment, net	7,137	5,767
Other assets	4,871	1,392
Goodwill, net	76,712	63,616

Total assets	$136,535	$133,664

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,674	$3,711
Accrued expenses and other liabilities	31,231	34,277

Total current liabilities	34,905	37,988
Accrued expenses and other liabilities, non-current	3,378	1,759

Total liabilities	38,283	39,747

Shareholders’ equity	98,252	93,917

Total liabilities and shareholders’ equity	$136,535	$133,664

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The Hackett Group, Inc.

Supplemental Financial Data

(unaudited)

	Quarter Ended
	January 1, 2010	October 2, 2009	January 2, 2009
Revenue Breakdown by Group:
(in thousands)

The Hackett Group:
Benchmarking and Business Transformation (2)	$23,974	$19,769	$30,094
Executive Advisory Programs (3)	3,055	3,330	3,693

Total The Hackett Group	27,029	23,099	33,787

Hackett Technology Solutions (4)	7,536	10,904	14,968

Total Revenue	$34,565	$34,003	$48,755

Revenue Concentration:
(% of total revenue)

Top customer	6%	7%	6%
Top 5 customers	23%	28%	21%
Top 10 customers	36%	40%	30%

Key Metrics and Other Financial Data:

The Hackett Group:
The Hackett Group annualized revenue per professional (in thousands)	$284	$315	$409

Technology Solutions:
Technology Solutions consultant utilization rate	73%	72%	64%
Technology Solutions gross billing rate per hour	$79	$139	$168

Total Company:
Consultant headcount	644	497	547
Total headcount	810	664	724
Days sales outstanding (DSO)	68	54	51
Cash (used in) provided by operating activities (in thousands)	$(3,466)	$1,399	$11,361
Depreciation (in thousands)	$379	$422	$512
Amortization (in thousands)	$555	$171	$164

Share Repurchase Program:
Shares purchased in the quarter (in thousands)	1,052	391	938
Cost of shares repurchased in the quarter (in thousands)	$2,926	$990	$2,889
Average price per share of shares purchased in the quarter	$2.78	$2.53	$3.08
Remaining authorization (in thousands)	$579	$3,505	$1,959

(2)	Comparison of a client’s demand drivers, costs and practices to a peer group in order to empirically identify and define an organization’s ability to improve performance at a process level and to identify and compare business practices utilized by world-class performers. Additionally, strategic consulting support that utilizes Hackett best practice implementation content and tools to enable clients to accelerate transformation to world-class performance.
(3)	Annual or multi-year contracts that provide clients with on-demand access to world-class performance metrics, best practice repository, best practice research forums and conferences, and advice.
(4)	Best Practice Implementation of ERP Software, which is primarily Oracle and SAP, and business performance management solutions, which is primarily EPM Oracle.